Exhibit 99.1

June 30, 2008	Contact: Steve Taylor
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 08-09

HuntMountain Acquires High Grade Silver-Gold Prospect in Mexico’s Sierra Madre Trend

(SPOKANE, WA) HuntMountain Resources (OTCBB: HNTM) (Frankfurt: MPT) has acquired the mineral rights to the El Capitan exploration concession in the Chinipas district of western Chihuahua State, Mexico. El Capitan is a high-grade silver-gold prospect covering over 20,000 acres (8,105 hectares) located mid-trend within the prolific Sierra Madre Gold Belt approximately 30 kilometers north of Coeur’s Palmarejo silver-gold project. The Sierra Madre is host to numerous producing precious metal mines and deposits under development including the Dolores (Minefinders), Mulatos (Alamos Gold), Ocampo (Gammon Lake), and El Sauzal (Goldcorp). The concession was purchased outright through HuntMountain’s wholly-owned subsidiary, Cerro Cazador Mexico S.A. de C.V., with no underlying royalties held by any other corporate entity or private individual.

El Capitan shares a similar geological setting to many of the deposits situated along the Sierra Madre trend. The prospect encompasses multiple zones of known gold, silver and base metal occurrences including several that have undergone small-scale mining. Styles of mineralization that can be seen on the property include high-grade epithermal veins, breccias and stockworks, as well as carbonate-hosted disseminations and skarn-type showings.

During a preliminary visit for the purpose of due diligence, a series of grab samples were assayed from several prospective zones and returned the following results*:

•	164.57 grams/tonne (g/t) (4.8 ounces/ton) (oz/t) silver and 2.06 g/t (0.06 oz/t) gold (#12102)

•	462.86 g/t (13.5 oz/t) silver and 2.06 g/t (0.06 oz/t) gold (#12103)

•	82.29 g/t (2.4 oz/t) silver and 0.69 g/t (0.02 oz/t) gold (#12105)

•	428.57 g/t (12.5 oz/t) silver and 0.96 g/t (0.028 oz/t) gold (#12106)

•	384 g/t (11.2 oz/t) silver and 0.55 g/t (0.016 oz/t) gold (#12107)

“We are delighted to announce our acquisition of the El Capitan silver-gold property and HuntMountain’s entry into the world class Sierra Madre Gold Trend,” said President and Chairman Tim Hunt. “Chihuahua State, Mexico has a rich mining history going back four hundred years, and we are determined to continue the story through additional discoveries and subsequent mining of precious metal deposits.”

An aggressive exploration program will be initiated in Fall 2008 pending the finalization of access agreements with area surface owners.

*Samples were assayed by Chris Christopherson, Inc. of Kellogg, Idaho USA.

HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America. The Company currently controls and operates projects in Santa Cruz Argentina, Chihuahua Mexico, Nevada USA, and Quebec Canada.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:
Steve Taylor, Vice President of Corporate Development
HuntMountain Resources
(509) 892-5287
staylor@huntmountain.com
www.huntmountain.com